SUPREME COURT
OF BRITISH COLUMBIA
VANCOUVER REGISTRY

OCT 19 2021

ENTERED

No. S217705
VANCOUVER REGISTRY

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA), S.B.C. 2002, C. 57, AS AMENDED

AND

IN THE MATTER OF AN ARRANGEMENT INVOLVING INSTADOSE PHARMA CORP., ITS SHAREHOLDERS AND INSTADOSE PHARMA CORP. (FORMERLY MIKROCOZE INC.)

Re: INSTADOSE PHARMA CORP., PETITIONER

ORDER MADE AFTER APPLICATION
(FINAL ORDER)

BEFORE THE HONOURABLE	)	TUESDAY, THE 19TH DAY
Madam Justice Douglas	)	OF OCTOBER, 2021

ON THE APPLICATION of the Petitioner, Instadose Pharma Corp., coming on for hearing at Vancouver, British Columbia on the 19th of October, 2021 by ~~MS Teams~~ Zoom or Teleconference or otherwise, and on hearing Jonathan B. Ross, counsel for the Petitioner and no one else appearing although duly served;

AND UPON READING the Petition herein, the Interim Order of Master Elwood, pronounced on September 14, 2021, Affidavit #1 of Alex Wylie sworn on September 7, 2021 and Affidavit #2 of Alex Wylie sworn October 15, 2021.

AND UPON the requisite approval of the shareholders of the Petitioner (the "**Shareholders**") having been obtained at the special meeting of the Shareholders of the Petitioner held on October 14, 2021;

AND UPON IT APPEARING that adequate notice of the time and place of hearing of this application was given to the Shareholders;

AND UPON IT APPEARING that all Shareholders had a right to appear and be heard at the hearing of this application and make submissions, and none did so;

AND UPON CONSIDERING the fairness to the parties affected thereby of the terms and conditions of the Arrangement provided for in the Plan of Arrangement attached hereto as Schedule "A" (the "**Arrangement**") and of the transactions contemplated by the Arrangement;

AND UPON IT APPEARING that the terms and conditions of the Arrangement may properly be approved by this Honourable Court;

AND UPON BEING ADVISED by Counsel for the Petitioner that this Honourable Court's approval of the Arrangement and its determination that the Arrangement is fair to the persons to be issued securities or to have securities made issuable to them pursuant to or in connection with the Arrangement will serve as the basis of a claim to an exemption pursuant to Section 3(a)(10) of the *United States Securities Act of 1933*, as amended, from the registration requirements otherwise imposed by that act regarding the issuance, exchange and distribution of common shares of Instadose Pharma Corp. (formerly Mikrocoze Inc.) ("**MZKR**") to Shareholders of the Petitioner pursuant to the Plan of Arrangement attached hereto as Schedule "A".

THIS COURT ORDERS AND DECLARES that:

1. pursuant to section 291(4)(c) of the *Business Corporations Act*, S.B.C. 2002, c. 57, as amended (the "**BCBCA**"), the Arrangement as provided for in the Plan of Arrangement attached hereto as Schedule "A", including the terms and conditions thereof and the distributions, issuances, exchanges and/or adjustments of securities contemplated therein or in connection therewith, is procedurally and substantively fair and reasonable to the Shareholders;

2. pursuant to section 291(4)(a) and section 291(4)(b)(i) of the BCBCA, the Arrangement as provided for in the Plan of Arrangement attached hereto as Schedule "A", including the terms and conditions thereof and the distributions, issuances, exchanges, and/or adjustments of securities contemplated therein or in connection therewith, be and is hereby approved by the Court;

3. the Arrangement shall be implemented in the manner and sequence set forth in the Plan of Arrangement, and the Arrangement will take effect as of the Effective Time, as defined in the Plan of Arrangement;

CHECKED

4. the Arrangement as set forth in the Plan of Arrangement shall be binding on the Petitioner and its Shareholders, upon the taking effect of the Arrangement pursuant to section 297 of the BCBCA; and

5. the Petitioner and MZKR shall be entitled, at any time, to apply to vary this Order, to seek the advice and direction of this Court as to the implementation of this Order or to apply for such further Order or Orders as may be appropriate.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONSENT:

Signature of lawyer for the Petitioner
Jonathan B. Ross
Gowling WLG (Canada) LLP

BY THE COURT

REGISTRAR

SCHEDULE A
PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

"**Affected Person**" has the meaning set forth in Section 5.3;

"**Affiliate**" has the meaning ascribed thereto in National Instrument 45-106 – *Prospectus Exemptions*;

"**Arrangement**" means the arrangement of Instadose under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court in the Final Order;

"**Arrangement Agreement**" means the arrangement agreement dated September 1, 2021 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof;

"**Arrangement Resolution**" means the special resolution of the Instadose Shareholders approving the Arrangement, which is to be considered at the Shareholder Meeting, substantially in the form of Schedule B to the Arrangement Agreement;

"**Authorization**" means, with respect to any Person, any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule, or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

"**BCBCA**" means the *Business Corporations Act* (British Columbia);

"**Broker**" has the meaning set forth in Section 5.3(a);

"**Business Day**" means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of

"**Consideration**" means for each Instadose Share, such fraction of a MZKR Share as is equal to the product, rounded to two decimal places of 1.34;

"**Consideration Shares**" means the MZKR Shares to be issued as part of the Consideration pursuant to the Arrangement;

"**Court**" means the Supreme Court of British Columbia;

"**Depositary**" means any Person that Instadose may appoint to act as depositary for the Instadose Shares in relation to the Arrangement, with the approval of MZKR, acting reasonably;

"**Dissent Rights**" has the meaning set forth in Section 4.1(a);

"**Dissenting Shareholder**" means a registered Instadose Shareholder who has duly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Instadose Shares in respect of which Dissent Rights are validly exercised by such Instadose Shareholder;

"**Dissent Shares**" means Instadose Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

"**Effective Date**" means the date upon which the Arrangement becomes effective, as set out in Section 2.10 of the Arrangement Agreement;

"**Effective Time**" means the beginning of the day on the Effective Date, or such other time as agreed to by MZKR and Instadose in writing;

"**Final Order**" means the final order of the Court pursuant to section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented, or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed, or as amended on appeal;

"**Governmental Entity**" means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

"**Instadose**" means Instadose Pharma Corp., a company existing under the laws of the Province of British Columbia;

"**Instadose Shareholders**" means the holders of Instadose Shares;

"**Instadose Shares**" means the common shares in the authorized share structure of Instadose;

"**Interim Order**" means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented, or varied by the Court;

"**Law**" or "**Laws**" means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity;

"**Letter of Transmittal**" means the letter of transmittal(s) to be delivered by Instadose to Instadose Shareholders with respect to the Consideration and for delivery of the certificates representing the Instadose Shareholder's Instadose Shares to the Depositary;

"**Liens**" means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third-party interest, or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

"**MZKR**" means Mikrocoze Inc., a corporation existing under the laws of Nevada;

"**MZKR Shares**" means the shares of common stock in the authorized share capital of MZKR;

"**Person**" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

"**Plan of Arrangement**" means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.3 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

"**Shareholder Meeting**" means the special meeting of Instadose Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

"**Tax Act**" means the *Income Tax Act* (Canada); and

"**Withholding Obligation**" has the meaning set forth in Section 5.3.

1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Annex by number or letter or both refer to the Article, Section or Annex, respectively, bearing that designation in this Plan of Arrangement.

1.3 Date for any Action

If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4 Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5 References to Persons and Statutes

A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements, or supersedes any such statute or regulation.

1.6 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and "$" refers to Canadian dollars.

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2 Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act, or formality on the part of the Court become effective and be binding upon MZKR, Instadose, the Depositary and all registered and beneficial Instadose Shareholders, including Dissenting Shareholders.

ARTICLE 3
ARRANGEMENT

3.1 Arrangement

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act, or formality:

(a) each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to MZKR (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

    (i) the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Instadose Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have the rights set out in Section 4.1;

    (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments, and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

    (iii) MZKR shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares and the central securities register of Instadose shall be, and shall be deemed to be, revised accordingly;

(b) immediately following the preceding step, each Instadose Share (other than any Instadose Share held by MZKR or any of its Affiliates and any Dissent Share) shall be transferred and assigned, without any further act or formality on its part, to MZKR (free and clear of any liens, charges, and encumbrances of any nature whatsoever) in exchange for the Consideration, and

    (i) the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Instadose Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Instadose Shareholders;

    (ii) the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments, and waivers, statutory or otherwise, required to transfer and assign each such Instadose Share; and

    (iii) MZKR shall be and shall be deemed to be the holder of all of the outstanding Instadose Shares and the central securities register of Instadose shall be, and shall be deemed to be, revised accordingly; and

(c) it being expressly provided that the events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding those certain procedures related thereto may not be completed until after the Effective Date.

3.2 No Fractional Shares

In no event shall any Instadose Shareholder be entitled to a fractional MZKR Share. Where the aggregate number of MZKR Shares to be issued to an Instadose Shareholder as consideration under the Arrangement would result in a fraction of a MZKR Share being issuable, the number of MZKR Shares to be received by such Instadose Shareholder shall be rounded down to the nearest whole MZKR Share, and such Instadose Shareholder will not be entitled to any compensation in respect of such fractional MZKR Share.

ARTICLE 4
DISSENT RIGHTS

4.1 Dissent Rights

(a) In connection with the Arrangement, each registered Instadose Shareholder may exercise rights of dissent ("**Dissent Rights**") with respect to the Instadose Shares held by such Instadose Shareholder pursuant to sections 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding section 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in section 242(1)(a) of the BCBCA must be

received by Instadose not later than 4:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Shareholder Meeting. Dissenting Shareholders who:

(i) are ultimately entitled to be paid by MZKR fair value for their Dissent Shares (1) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(c)); (2) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to MZKR in accordance with Section 3.1(c); (3) will be entitled to be paid the fair value of such Dissent Shares by MZKR, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Shareholder Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Instadose Shares; or

(ii) are ultimately not entitled, for any reason, to be paid by MZKR fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Instadose Shares on the same basis as a non-dissenting Instadose Shareholder (and shall be entitled to receive the Consideration from MZKR in the same manner as such non-Dissenting Shareholders).

(b) In no event shall MZKR or Instadose or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Instadose Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Instadose as at the Effective Time.

(c) For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Dissent Rights with respect to Instadose Shares in respect of which a Person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.

ARTICLE 5
EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

5.1 Certificates and Payments

(a) Following receipt of the Final Order and prior to the Effective Time, MZKR shall deliver or cause to be delivered to the Depositary sufficient certificates representing MZKR Shares to satisfy the aggregate Consideration payable to the Instadose Shareholders in accordance with Section 3.1.

(b) Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Instadose Shares that were transferred pursuant to Section 3.1, together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Instadose Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Instadose Shareholder, the Consideration that such Instadose Shareholder has the right to receive under the Arrangement for such Instadose Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c) After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Instadose Shares (other than Instadose Shares held by MZKR or any of its Affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

5.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Instadose Shares that were transferred pursuant to Section 3.1 all have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder's duly completed and executed Letter of Transmittal. When authorizing such issuance or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued shall as a condition precedent to the delivery of such consideration, give a bond satisfactory to MZKR and the Depositary (acting reasonably) in such sum as MZKR may direct, or otherwise indemnify MZKR and Instadose in a manner satisfactory to MZKR and Instadose, acting reasonably, against any claim that may be made against MZKR or Instadose with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3 Withholding Rights

MZKR, Instadose and the Depositary shall be entitled to deduct and withhold, or direct MZKR, Instadose or the Depositary to deduct and withhold on their behalf, from any amount payable to any Person under this Plan of Arrangement (an "**Affected Person**"), such amounts as MZKR, Instadose or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law (a "**Withholding Obligation**"). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. MZKR, Instadose, and the Depositary shall also have the right to:

(a) withhold and sell, or direct MZKR, Instadose or the Depositary to deduct and withhold and sell on their behalf, on their own account or through a broker (the "**Broker**"), and on behalf of any Affected Person; or

(b) require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to MZKR, Instadose, or the Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction),

such number of MZKR Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of MZKR Shares shall be affected on a public market and as soon as practicable following the Effective Date. None of MZKR, Instadose, the Depositary, or the Broker will be liable for any loss arising out of any sale of such MZKR Shares, including any loss relating to the manner or timing of such sales, the prices at which the MZKR Shares are sold or otherwise.

5.4 Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to MZKR Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Instadose Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such MZKR Shares.

5.5 Limitation and Proscription

To the extent that a former Instadose Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six (6) years after the Effective Date (the "**final proscription date**"), then the Consideration that such former Instadose Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Instadose

Shareholder was entitled, shall be delivered to MZKR by the Depositary and the MZKR Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Instadose Shareholder in such MZKR Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Instadose Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date.

5.6 No Liens

Any exchange or transfer of Instadose Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7 Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Instadose Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Instadose Shares (other than MZKR or any of its Affiliates), and of Instadose, MZKR, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Instadose Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1 Amendments

(a) MZKR and Instadose reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Instadose and MZKR and filed with the Court, and, if made following the Shareholder Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Instadose Shareholders and communicated to the Instadose Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b) Subject to the provisions of the Interim Order, any amendment, modification, or supplement to this Plan of Arrangement, if agreed to by Instadose and MZKR, may be proposed by Instadose and MZKR at any time prior to or at the Shareholder Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Shareholder Meeting shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Shareholder Meeting will be effective only if it is agreed to in writing by each of Instadose and MZKR and, if required by the Court, by some or all of the Instadose Shareholders voting in the manner directed by the Court.

(d) Any amendment, modification or supplement to this Plan of Arrangement may be made by Instadose and MZKR without the approval of or communication to the Court or the Instadose Shareholders, provided that it concerns a matter which, in the reasonable opinion of Instadose and MZKR is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Instadose Shareholders.

(e) This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

ARTICLE 7
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.